English Translation

Exhibit 4.14

Form of Power of Attorney

Principal: A

ID Card Number:

Domicile: B

Party A: [One of our PRC subsidiaries]

Domicile:

Legal Representative:

I, C, a Chinese citizen, hereby irrevocably authorize Party A to exercise the following rights within the valid term hereof:

Authorize Party A or a qualified Chinese citizen designated by it (hereinafter referred to as the “Agent”) to act as the exclusive and sole agent of Principal in respect of the following matters:

Exercise all the voting power and other rights of Principal as a shareholder of [One of our SPEs] (Party B), including but not limited to acting as the authorized representative of Principal in appointing and electing officers of Party B (e.g. directors, general manager, etc) at the shareholders’ meeting of Party B.

Party A or Agent shall have the right to act for and on behalf of Principal within the scope of authorization in signing all the transfer documents necessary for performing all the obligations of Principal under the Equity Pledge Agreement and the Call Option and Cooperation Agreement executed on the date of this Power of Attorney.

Any act taken or document executed by Party A or Agent regarding Party B shall be regarded as taken or executed by Principal. Principal hereby acknowledges, recognizes and approves any such act taken or document executed by Party A or Agent.

The above authorization and entrustment is based on the precondition that the “Agent” is a Chinese citizen and an employee of Party A and that the controlling shareholder of Party A agrees to such authorization and entrustment. Once the “Agent” no longer holds any position in Party A or Party A issues a notice for replacing the “Agent”, Principal will immediately revoke the authorization and entrustment made hereby to the “Agent”, and will designate/authorize another Chinese citizen who is an employee of and designated by Party A to act for and on behalf of Principal in exercising the above-mentioned voting power and other rights at the shareholders’ meeting of Party B.

Party A or the Agent shall cautiously, diligently and legally perform entrusted obligations within the scope of authorization and hold the Principal harmless against all losses / damages (except those resulting from any intentional or material negligence on the part of the Principal) that may arise as a result of such authorization and entrustment, failing which Party A or the Agent shall legally bear all the legal liabilities and economic consequences to the Principal and Party B.

The valid term of this Power of Attorney is 20 years and will begin on and from the date of execution hereof.

Principal: D

Signature: E

Date: E